Exhibit 99.1

FOR IMMEDIATE RELEASE

Research Solutions Reports Preliminary Fourth Quarter and Fiscal Year 2024 Results

Expects Record Revenue and Income from Operations, Continued Strong Cash Flow

HENDERSON, Nev., August 19, 2024 — Research Solutions, Inc. (NASDAQ: RSSS), a trusted partner providing cloud-based workflow solutions to accelerate research for R&D-driven organizations, announced selected preliminary financial results for its fiscal fourth quarter and fiscal year ended June 30, 2024.

Based on preliminary unaudited information, Research Solutions expects the following results for its fiscal fourth quarter 2024:

•	Total revenue to increase 22% to approximately $12.1 million
•	Platform revenue to be up 86% to approximately $4.3 million; Annual recurring revenue ("ARR") to increase approximately 85% to $17.4 million
•	Positive income from operations of approximately $0.7M. The Company expects to incur a GAAP net loss in the quarter primarily due to a charge of approximately $4.3M related to increasing its projected earn-out assumptions with respect to the Scite acquisition.
•	Adjusted EBITDA of approximately $1.4 million, a 70% increase from the prior-year quarter
•	Cash flow from operations near $2.0 million and ending cash balance above $6 million

The Company also expects the following results for the full year Fiscal 2024:

•	Total revenue to increase 18% to approximately $44.6 million
•	Platform revenue to be up 61% to approximately $14 million
•	GAAP net loss of approximately $3.8 million; Adjusted EBITDA to increase 11% to approximately $2.2 million
•	Cash flow from operations in excess of $3.5 million

"Our preliminary fourth quarter and fiscal year 2024 results reflect the strong momentum in our business, particularly within our Platforms segment. In addition, the continued growth in Platform revenue is improving our overall gross margin, Adjusted EBITDA and cash flow," said Roy W. Olivier, President and CEO of Research Solutions. "The early success of Scite has contributed to this performance as ARR growth for this product has exceeded our initial expectations. For this reason, we increased our earn-out assumptions for the acquisition, as we continue to expect strong performance as we move into our fiscal year 2025."

Research Solutions expects to report its full fiscal fourth quarter 2024 results on September 19, 2024. Information on the conference call details will be provided in a separate press release.

Annual Recurring Revenue

The company defines annual recurring revenue (“ARR”) as the value of contracted Platform subscription recurring revenue normalized to a one-year period. For B2C ARR, this includes the annualized value of monthly subscriptions, meaning their monthly value multiplied by twelve.

Use of Non-GAAP Measure – Adjusted EBITDA

Research Solutions’ management evaluates and makes operating decisions using various financial metrics. In addition to the company’s GAAP results, management also considers the non-GAAP measure of Adjusted EBITDA. Management believes that this non-GAAP measure provides useful information about the company’s operating results.

Adjusted EBITDA is defined as net income (loss), plus interest expense, other income (expense), foreign currency transaction loss, provision for income taxes, depreciation and amortization, stock-based compensation, gain on sale of discontinued operations, and other potential adjustments that may arise.

About Research Solutions

Research Solutions, Inc. (NASDAQ: RSSS) provides cloud-based technologies to streamline the process of obtaining, managing, and creating intellectual property. Founded in 2006 as Reprints Desk, the company was a pioneer in developing solutions to serve researchers. Today, more than 70 percent of the top pharmaceutical companies, prestigious universities, and emerging businesses rely on Article Galaxy, the company's SaaS research platform, to streamline access to the latest scientific research and data with 24/7 customer support. For more information and details, please visit www.researchsolutions.com

Important Cautions Regarding Forward-Looking Statements

Certain statements in this press release may contain "forward-looking statements" regarding future events and our future results. All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the markets in which we operate and the beliefs and assumptions of our management. Words such as "expects," "anticipates," "targets," "goals," "projects", "intends," "plans," "believes," "seeks," "estimates," "endeavors," "strives," "may," or variations of such words, and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward-looking statements are subject to a number of risks, uncertainties and assumptions that are difficult to predict, estimate or verify. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Such risks and uncertainties include those factors described in the Company's most recent annual report on Form 10-K, as such may be amended or supplemented by subsequent quarterly reports on Form 10-Q, or other reports filed with the Securities and Exchange Commission. Examples of forward-looking statements in this release include statements regarding our expected results for our fiscal fourth quarter and fiscal year ended June 30, 2024, earnout assumptions related to acquisitions and the Company’s expected operational performance. The preliminary financial and operating results presented herein are an estimate and subject to the completion of the Company’s financial closing and other procedures and finalization of the Company’s consolidated financial statements for its year ended June 30, 2024, including the completion of the audit of the Company’s financial statements. Accordingly, actual financial and operating results that will be reflected in the Company’s Annual Report on Form 10-K for the year ended June 30, 2024, including its audited financial statements, when they are completed and publicly disclosed may differ from these preliminary results. In addition, any statements regarding the Company’s estimated financial performance for the fourth fiscal quarter 2024 do not present all information necessary for an understanding of the Company’s financial condition and results of operations as of and for the quarterly period ended June 30, 2024. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to the Company's filings with the Securities and Exchange Commission.

Contact

Steven Hooser or John Beisler

Three Part Advisors

(214) 872-2710

shooser@threepa.com; jbeisler@threepa.com

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